Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-156405 on Form S-3 and Registration Nos. 333-44870, 333-61614, 333-100349, 333-107810, 333-121282, 333-121283, 333-144525, 333-163688, 333-163689, 333-163690, 333-163691 and 333-176893 on Form S-8 of our reports dated February 22, 2012, relating to the consolidated financial statements and consolidated financial statement schedule of Community Health Systems, Inc. and subsidiaries, and the effectiveness of Community Health Systems, Inc. and subsidiaries’ internal control over financial reporting, appearing in this Annual Report on Form 10-K of Community Health Systems, Inc. and subsidiaries for the year ended December 31, 2011.

/s/ Deloitte & Touche LLP

Nashville, Tennessee

February 22, 2012